EXHIBIT 99.1

Lakeland Industries Reports Fiscal Year 2025 Third Quarter Financial Results

Net Sales Increased 45% to a Record $45.8 Million Led by a 245% Increase in Fire Services Products

Gross Profit Increased 39% to $18.6 Million Due to Strong Organic Revenue Growth and Organic Margin Improvement

Reiterates Expectations for FY 2025 Revenue of at Least $165 Million and Adjusted EBITDA Excluding FX of at Least $18 million

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

Lakeland Industries, Inc. (NASDAQ:LAKE) (the "Company" or "Lakeland"), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders on the federal, state and local levels, has reported its financial and operational results for its fiscal 2025 third quarter ended October 31, 2024.

Key Fiscal FY 2025 Third Quarter and Subsequent Financial and Operational Highlights

	Q3 Comparison
$ in millions	FY Q3'25	FY Q3'24	$ Change YoY	$ Change YoY
Net Sales	$45.8	$31.7	$14.1	44.5%
Gross Profit	$18.6	$13.4	$5.2	38.9%
Gross Margin	40.6%	42.2%	-	-162BPS
Net Income	$0.1	$2.6	$(2.5)	(97)%
Adjusted EBITDA	$4.3	$3.3	$1.0	29.8%
Adjusted EBITDA ex. FX	$4.7	$4.5	$0.2	4.9%

•	Net sales were a record $45.8 million for the third quarter of fiscal 2025, an increase of $14.1 million or 44.5% compared to $31.7 million for the third quarter of fiscal 2024, driven by an increase in Fire Services.
•	Organic revenue(1) increased 7.3% to $34.0 million for the third quarter of fiscal 2025, compared to $31.7 million for the third quarter of fiscal 2024 due to continued growth in Latin American markets, a rebound in Asia, and a strong shipment quarter at Eagle.
•	Organic gross margin increased by 2.0 margin points to 44.2% for the third quarter of fiscal 2025, compared to 42.2% for the third quarter of fiscal 2024, driven by continued strength in U.S. and LATAM industrial and Fire Services businesses.

1

•	Sales of the Fire Services product line were $19.3 million for the third quarter of fiscal 2025, an increase of $13.7 million or 245% compared to $5.6 million for the third quarter of fiscal 2024.
•	Fire segment as a percentage of revenue continues to grow.
•	U.S. revenue was $15.4 million for the third quarter of fiscal 2025, an increase of $0.3 million or 2.0% compared to $15.1 million for the third quarter of fiscal 2024.
•	LATAM revenue was $5.0 million for the third quarter of fiscal 2025, an increase of $0.8 million or 20% compared to $4.2 million for the third quarter of fiscal 2024.
•	Europe revenue, including Eagle, Jolly and LHD, was $14.4 million for the third quarter of fiscal 2025, an increase of $11.2 million or 350% compared to $3.2 million for the third quarter of fiscal 2024.
•	Asia revenue was $3.6 million for the third quarter of fiscal 2025, an increase of $0.5 million or 15.5% compared to $3.1 million for the third quarter of fiscal 2024.
•	Gross profit for the third quarter of fiscal 2025 was $18.6 million, an increase of $5.2 million, or 38.9%, compared to $13.4 million for the third quarter of fiscal 2024.
•	Adjusted EBITDA excluding FX(2) for the third quarter of fiscal year 2025 was $4.7 million, an increase of $0.2 million, or 4.9%, compared with $4.5 million for the third quarter of fiscal 2024.
•	Engaged MZ Group to lead strategic investor relations and shareholder communications program.
•	Attending upcoming 13th Annual ROTH Deer Valley Event and Benchmark Company 13th Annual Discovery One-on-One Investor Conference in December 2024.

(1)Organic revenue and organic gross margin are total revenue and total gross margin, each excluding the effects of recent acquisitions, which management uses to assess the growth of its legacy business.

(2)Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Management Commentary

"The third quarter of fiscal 2025 was highlighted by strong sales revenue, driven by a significant 61% sequential and 245% year-over-year increase in Fire Services and continued global growth in our key industrial products," said Jim Jenkins, President, Chief Executive Officer and Executive Chairman. "Third quarter results met our expectations as our organic and inorganic Fire Services growth was supported by a rebound in U.S. sales and ongoing Latin American, European, and Asian momentum during the quarter. Expanding opportunities in Latin America, new sales leadership in Asia and an expected large Fire Services shipment from Eagle contributed to our results.

"Both Jolly and Eagle had substantial fire orders delayed from the second quarter to the late third and early fourth quarter, which began shipping and further contributed to the quarter. Sales from our recent acquisition, LHD, which we acquired on July 1, have resumed, and we are accelerating production in anticipation of delivering on a multi-year backorder in the fourth quarter. Revenues for LHD, Jolly, and Pacific Helmets were a combined $11.8 million, and we expect those to accelerate as we deliver on open orders and cross-selling opportunities.

2

"We continued the transition of large North American channel partner accounts to LineDrive, our new industrial market representative, and those orders rebounded in the third quarter, as expected. LineDrive continues to build pipeline opportunities, and we believe these sales will continue to accelerate.

"With our premium Fire Services offering available around the world and selling within the three largest global markets for firefighter turnout gear, North America, Europe, and Asia Pacific, our growing brand recognition and global head-to-toe fire portfolio with the superior lead times has enabled Lakeland to grow revenue 245% year-over-year.

"Taken together, we remain confident in our full-year projections and with expanding market opportunities in the growing and fragmented global fire market, as well as in industrial safety products. Looking ahead, we expect continued acceleration of global Fire Services business through organic growth and strategic acquisitions, and increased momentum in our industrial safety products," concluded Mr. Jenkins.

Fiscal 2025 Third Quarter Financial Results

Net sales were $45.8 million for the third quarter of fiscal 2025, an increase of $14.1 million or 44.5% compared to $31.7 million for the third quarter of fiscal 2024. Sales of the Fire Services product line increased $13.7 million year-over-year due to $11.4 million in sales from LHD, acquired in July 2024, Jolly, acquired in February 2024 and Pacific, acquired in November 2023, and continued growth in Lakeland's U.S. Fire Services line. The significant increase in Fire Services was complemented by an increase in industrial sales of $0.3 million as we continue to ramp up our LineDrive relationship and pursue opportunities around the world.

On a consolidated basis, for the third quarter of fiscal year 2025, domestic sales were $15.4 million or 34% of total revenues, and international sales were $30.4 million or 66% of total revenues, as our recent acquisitions continue to skew growth internationally. This compares with domestic sales of $15.1 million or 48% of the total and international sales of $16.6 million or 52% in the third quarter of fiscal year 2024. During the third quarter of fiscal 2025, the company saw year-over-year sales growth in North America, Latin America, Asia and Europe.

Gross profit for the third quarter of fiscal 2025 was $18.6 million, an increase of $5.2 million, or 38.9%, compared to $13.4 million for the third quarter of fiscal 2024. Gross profit as a percentage of net sales decreased to 40.6% for the third quarter of fiscal 2025 from 42.2% for the third quarter of fiscal 2024. Gross margin percentage declined in the third quarter of fiscal 2025 due to lower margins from LHD and Jolly, driven partially by amortization of the step up in basis of acquired inventory and higher inbound freight expense in anticipation of fourth-quarter sales. Organic gross margin percentage increased to 44.2% from 42.2% for the third quarter of fiscal 2024.

3

Operating expenses increased by $8.0 million, or 82.3%, from $9.7 million for the third quarter of fiscal 2024 to $17.8 million for the third quarter of fiscal 2025. Operating expenses increased due to inorganic growth, acquisition expenses, non-recurring expenses, and increased organic SG&A operating expenses, primarily compensation and professional fees. Operating profit was $0.8 million for the third quarter of fiscal 2025, compared to an operating profit of $3.6 million for the third quarter of fiscal 2024, due to the abovementioned impacts. Operating margins were 1.8% for the third quarter of fiscal 2025, as compared to 11.4% for the third quarter of fiscal 2024.

Net income was $0.1 million, or $0.01 per diluted earnings per share, for the third quarter of fiscal 2025, compared to $2.6 million, or $0.34 per diluted earnings per share, for the third quarter of fiscal 2024.

Adjusted EBITDA excluding FX for the third quarter of fiscal year 2025 was $4.7 million, an increase of $0.2 million, or 4.9%, compared with $4.5 million for the third quarter of fiscal year 2024. The increase was driven by higher revenue, including contributions from Jolly and LHD, and margin improvements in our organic sales mix, partially offset by higher SG&A expenses.

Cash and cash equivalents were $15.8 million on October 31, 2024, and working capital was approximately $95.7 million. Cash and cash equivalents decreased by $9.4 million, and working capital increased by $12.5 million from January 31, 2024 due to the build of inventory to deliver on the LHD backlog and Q4 sales orders at Jolly, as well as ramping industrial orders.

Net cash used in operating activities was $12.5 million in the nine months ended October 31, 2024, compared to net cash provided of $3.7 million in the nine months ended October 31, 2023. The increase was driven by increases in working capital, primarily due to inventory buildup in preparation for forecasted increases in sales in the fourth quarter of the year and the first quarter of fiscal 2026. As we collect on these sales, we expect this cash to be recovered in the first half of fiscal 2026.

The Company's quarterly dividend of $0.03 per share was paid on November 22, 2024, to stockholders of record as of November 15, 2024.

Roger Shannon, Lakeland's Chief Financial Officer, added, "Our recent Fire Services acquisitions supported Lakeland's continued revenue growth during the fiscal third quarter. Revenue grew $14.1 million, or 44.5%, compared to the third quarter of fiscal year 2024, and our trailing twelve months revenue now totals $151.8 million. Organic revenue increased 7.3%, totaling $34.0 million for the fiscal third quarter, due to strong shipments from our U.S. and Eagle Fire Services business and a continued focus on industrial revenue growth worldwide.

"Our third quarter consolidated gross margin decreased by 1.6 margin points versus Q3 of last year to 40.6% due to lower margin from LHD and Jolly driven partially by amortization of the step up in basis of acquired inventory and in-bound freight expense related to inventory expected to be sold in Q4 and the first half of fiscal 2026. Meanwhile, organic gross margin saw a strong improvement of 2.0 margin points year-over-year to 44.2% due to continued pricing strength in the U.S. and LATAM markets.

4

"Operating expenses increased to $17.8 million for the quarter, of which $2.9 million was attributable to the acquisition of LHD, Jolly and Pacific, and $3.5 million was due to acquisition, non-cash and non-recurring expenses, and FX. For the quarter, the Company had a Net Income of $0.1 million, or $0.01 per basic and diluted share.

"With respect to cash usage, although elevated during the quarter, this suggests strong demand from our customers as the increase was driven by increases in working capital of $12.5 million, primarily due to a build in inventory in preparation for the forecasted increase in sales in the fourth quarter of the year and the first quarter of fiscal 2026, and which we expect to recover in the first half of fiscal 2026.

"Adjusted EBITDA excluding FX was $4.7 million, though our profit in ending inventory reserve did not change materially during the quarter. The result was ahead of our internal forecast from operations before any ending inventory profit release. In the prior quarter, we had a 3.4 margin points impact from "profit in ending inventory" related to the build of stock for sales in the second half of the year. While our $3 million profit in ending inventory reserve did not change materially in the third quarter, we expect to release a significant portion of the reserve in the fourth quarter, which should enhance margins and profitability.

"Given the totality of our positive results, trends and expectations, we continue to expect fiscal year revenue of at least $165 million and Adjusted EBITDA excluding FX of at least $18 million, both inclusive of the LHD, Jolly Scarpe and Pacific Helmets acquisitions. We also look forward to sharing more on our story next week at the 13th Annual ROTH Deer Valley Event and Benchmark Company 13th Annual Discovery One-on-One Investor Conference" concluded Shannon.

FY 2025 Reaffirmed Guidance and Outlook

This reaffirmed guidance is based on our current backlog of orders and current expectations. These metrics constitute forward-looking statements and are based on current expectations. For a discussion of factors that could cause actual results to differ materially from these metrics, see "Safe Harbor' Statement Under the Private Securities Litigation Reform Act of 1995" below.

Revenue - We continue to expect FY25 Revenue of at least $165 million. This Revenue expectation includes the recently announced LHD, Jolly Scarpe and Pacific Helmets acquisitions.

Adjusted EBITDA excluding FX - We continue to expect FY25 Adjusted EBITDA, excluding any material negative impact from foreign exchange, to be at least $18 million.(1) This Adjusted EBITDA expectation includes the recently announced LHD, Jolly Scarpe and Pacific Helmets acquisitions.

(1) Excluding revenue, the Company does not provide guidance on a GAAP basis as certain items that impact Adjusted EBITDA, such as equity compensation, foreign exchange gains or losses, acquisition expenses and employee separation expenses, which may be significant, are outside the Company's control and/or cannot be reasonably predicted. Please see the "Reconciliation of GAAP Results to Non-GAAP Results" and the related footnotes at the end of this press release for detailed information on calculating non-GAAP measures. See the non-GAAP financial reconciliation tables in this release for a reconciliation of other non-GAAP financial measures.

5

Third Quarter Fiscal Year 2025 Results Conference Call

Lakeland President, Chief Executive Officer and Executive Chairman Jim Jenkins and Chief Financial Officer Roger Shannon will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company's website here.

To access the call, please use the following information:

Date:	Thursday, December 5, 2024
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9208
International Dial-in:	1-201-493-6784
Conference Code:	13750234
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1698437&tp_key=be026901f5

A telephone replay will be available commencing approximately three hours after the call and will remain available through March 5, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13750234. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company's website here.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures in this press release: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding FX, and Adjusted EBITDA excluding FX margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

6

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000) (Unaudited)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended
	October 31,
	2024	2023

Net Income to EBITDA
Net income	86	2,618
Interest expense	490	13
Taxes (1)	148	937
Depreciation and amortization	1,226	577
EBITDA	1,950	4,145

EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
EBITDA	1,950	4,145
Equity compensation (2)	455	302
Other income (expense) (3)	84	53
Acquisition expenses (4)	497	-
Earnout revaluation (5)	-	(1,511)
Severance and restructuring (6)	654	96
New Monterrey, Mexico facility start-up costs (7)	447	200
PFAS Litigation (8)	177	-
Adjusted EBITDA	4,264	3,285

Adjusted EBITDA Margin
Adjusted EBITDA	4,264	3,285
Divided by net sales	45,761	31,678
Adjusted EBITDA Margin	9.3%	10.4%

Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	4,264	3,285
Currency Fluctuation	462	1,222
Adjusted EBITDA excluding FX	4,726	4,507

Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	4,726	4,507
Divided by net sales	45,761	31,678
Adjusted EBITDA excluding FX Margin	10.3%	14.2%

7

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, and adjusted EBITDA Margin. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, and Other Income, which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance and restructuring costs, and start-up costs for our Mexican operations. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales.

Management excludes these items principally because such charges or benefits are not directly related to the Company's ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company's operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company's strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. The material limitations to management's approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company's liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company's performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for Taxes, which consist of the tax effects of the various adjustments that we exclude from our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors.

(2) Adjustments for Equity Compensation, which consist of non-cash expenses for the grant of equity awards.

(3) Adjustments for Other Income, which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(4) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company's acquisitions of Eagle Technical Products Limited in the first quarter of fiscal year 2024, Pacific Helmets NZ Limited in the fourth quarter of fiscal year 2024, Jolly Scarpe S.p.A. and Jolly Scarpe Romania S.R.L in the first quarter of fiscal year 2025 and LHD Group Deutschland GmbH (LHD) and its Hong Kong and Australian subsidiaries in the first quarter of fiscal year 2025.

(5) Adjustment for the reduction of the estimated earnout payment related to the Eagle and Pacific Helmets acquisitions.

(6) Adjustments for accrued employee severance and restructuring costs.

(7) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(8) Adjustment for PFAS Litigation.

8

About Lakeland Industries, Inc.

Lakeland Industries, Inc. (NASDAQ:LAKE) manufactures and sells a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 2,000 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry.

In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation the expected benefits of the Pacific, Jolly and LHD acquisitions and our M&A strategy. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. With respect to our guidance for revenue and Adjusted EBITDA, such metrics are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; actual results will vary, and those variations may be material. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Contacts

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

LAKE@mzgroup.us

www.mzgroup.us

9

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000's except for share and per share information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Net sales	$45,761	$31,678	$120,583	$93,449
Cost of goods sold	27,201	18,317	70,603	53,461
Gross profit	18,560	13,361	49,980	39,988
Operating expenses	17,753	9,740	48,562	30,699
Operating profit	807	3,621	1,418	9,289
Other income (expense), net	(84)	(53)	93	(187)
Interest expense	(490)	(13)	(1,032)	(22)
Income before taxes	233	3,555	479	9,080
Income tax expense	148	937	116	2,678
Net income	$86	$2,618	$363	$6,402
Net income per common share:
Basic	$0.01	$0.35	$0.05	$0.87
Diluted	$0.01	$0.34	$0.05	$0.85
Weighted average common shares outstanding:
Basic	7,428,451	7,428,557	7,379,835	7,344,559
Diluted	7,664,532	7,614,404	7,636,346	7,528,723

	Three Months Ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023

Net income	$86	$2,618	$363	$6,402
Other comprehensive income (loss):
Foreign currency translation adjustments	(205)	(483)	903	(2,110)
Comprehensive income (loss)	$(119)	$2,135	$1,266	$4,292

10

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(000's except for share information)

ASSETS	October 31,	January 31,
	2024	2024
Current assets
Cash and cash equivalents	$15,839	$25,222
Accounts receivable, net of allowance for credit losses of $1,177 and $857 at October 31, 2024 and January 31, 2024, respectively	26,563	19,169
Inventories	72,721	51,250
Prepaid VAT and other taxes	2,815	2,753
Income tax receivable and other current assets	7,358	3,111
Total current assets	125,296	101,505
Property and equipment, net	12,681	10,685
Operating leases right-of-use assets	14,424	10,969
Deferred tax assets	3,319	3,097
Other assets	121	110
Goodwill	22,397	13,669
Intangible assets, net	15,528	6,830
Equity investments	4,379	4,719
Convertible debt instruments	3,068	2,161
Total assets	$201,213	$153,745
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,711	$7,378
Accrued compensation and benefits	4,533	3,922
Other accrued expenses	4,939	2,487
Income tax payable	---	1,454
Short-term borrowings	---	298
Accrued earnout agreement	---	643
Current portion of operating lease liabilities	3,453	2,164
Total current liabilities	29,636	18,346
Deferred income taxes	4,499	2,097
Loans payable - long term	31,051	731
Long-term portion of operating lease liabilities	11,339	9,121
Total liabilities	76,525	30,294
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	---	—
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,763,812 and 8,722,965; outstanding 7,405,604 and 7,364,757 at October 31, 2024 and January 31, 2024, respectively	88	87
Treasury stock, at cost; 1,358,208 shares at October 31, 2024 and January 31, 2024, respectively	(19,979)	(19,979)
Additional paid-in capital	80,055	79,420
Retained earnings	68,981	69,282
Accumulated other comprehensive loss	(4,457)	(5,360)
Total stockholders' equity	124,688	123,450
Total liabilities and stockholders' equity	$201,213	$153,745

11

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($000's)

	Nine Months Ended October 31,
	2024	2023
Cash flows from operating activities:
Net income	$363	$6,402
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Deferred income taxes	(431)	(1,783)
Depreciation and amortization	3,011	1,609
Stock based and restricted stock compensation	1,081	747
(Gain) loss on disposal of property and equipment	75	(1)
Equity in loss of equity investment	384	354
Change in fair value of earnout consideration	(711)	(2,689)
(Increase) decrease in operating assets
Accounts receivable	(3,219)	(994)
Inventories	(11,958)	3,211
Prepaid VAT and other taxes	(218)	(670)
Other current assets	(2,019)	285
Increase (decrease) in operating liabilities
Accounts payable	7,197	141
Accrued expenses and other liabilities	(4,147)	235
Operating lease liabilities	(1,902)	886
Net cash (used in) provided by operating activities	(12,494)	7,733
Cash flows from investing activities:
Purchases of property and equipment	(1,485)	(1,505)
Acquisitions, net of cash acquired	(22,950)	---
Investments	----	(1,510)
Investments in convertible debt instruments	(952)	----
Net cash (used in) investing activities:	(25,387)	(3,015)
Cash flows from financing activities:
Credit facility borrowings	29,900	---
Term loan borrowings	2,880	---
Payments on debt facilities	(3,418)	(405)
Purchase of treasury stock under stock repurchase program	----	(333)
Dividends paid	(664)	(687)
Shares returned to pay employee taxes under restricted stock program	(447)	(420)
Net cash provided by (used in) financing activities	28,251	(1,845)
Effect of exchange rate changes on cash and cash equivalents	247	(1,087)
Net decrease in cash and cash equivalents	(9,383)	(1,786)
Cash and cash equivalents at beginning of period	25,222	24,639
Cash and cash equivalents at end of period	$15,839	$26,425

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,032	$22
Cash paid for taxes	$2,631	$1,745

Noncash investing and financing activities
Leased assets obtained in exchange for operating lease liabilities	$1,601	$4,099

SOURCE: Lakeland Industries, Inc.

12